SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT: OCTOBER 7, 1999
                         -------------------------------
              (DATE OF EARLIEST EVENT REPORTED: SEPTEMBER 23, 1999)


                             RESEARCH, INCORPORATED
                             ----------------------
             (Exact name of registrant as specified in its charter)


MINNESOTA                         0-2387                    41-0908058
---------                         ------                    ----------
(State or other                 (Commission              (I.R.S. Employer
jurisdiction                    File Number)            Identification No.)
of Incorporation)


                             6425 FLYING CLOUD DRIVE
                          EDEN PRAIRIE, MINNESOTA 55344
                          -----------------------------
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (612) 829-8301


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Items 1, 3, 4, 5, 6 and 8 are not included.


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
---------------------------------------------

         On September 23, 1999 Research, Incorporated announced that it had finalized a Purchase Agreement (the "Agreement") with Continental Property Group, Inc., a Minneapolis-based real estate development company not affiliated to the Company. Under the terms of the Agreement, the Company sold its Eden Prairie building and approximately 11 acres of surrounding land to Continental and subsequently will lease the property back. The sale price is $3,650,000 in cash and was determined through negotiations between the parties. The proceeds from the sale will be used by the Company to reduce debt and accelerate growth. The transaction will allow the Company to take advantage of deferred tax benefits and is expected to result in a pre-tax gain of approximately $2.2 million, which will be recognized over the seven-year leaseback period. In conjunction with the sale, the Company entered into a Lease Agreement (the "Lease") with Continental under which the Company will pay an increasing base rent starting at $430,000 per year in year one and ending at $550,000 per year in year seven. Under the terms of the Lease, either party may terminate the lease after the first 14 months, provided that the terminating party gives notice of 18 months. In addition, the Lease may be terminated at any time in the event that Continental constructs or provides a new facility for the Company and the parties subsequently enter into a new lease for such facility.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
------------------------------------------


         (c)      Exhibits.

         10.1 Purchase Agreement between the Company and Continental Property Group, Inc. dated June 25, 1999, incorporated by reference to Exhibit 10.4 of the Company's quarterly report filed on Form 10-Q on August 16, 1999.

         10.2 Lease Agreement between the Company and Continental Property Group, Inc. dated September 23, 1999.

         99.1     Press Release dated September 24, 1999.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    RESEARCH INCORPORATED


                                    By /s/ Claude C.  Johnson
                                       -----------------------------------------
                                             Claude C. Johnson
                                             President

October 7, 1999